UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 16, 2022 (November 14, 2022)

TUSCAN HOLDINGS CORP. II

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38970	83-3853706
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

135 E. 57th Street, 17th Floor New York, NY 10022
(Address of Principal Executive Offices) (Zip Code)

(646) 948-7100
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4I under the Exchange Act (17 CFR 240.13I(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of common stock and one-half of one redeemable warrant	THCAU	The Nasdaq Stock Market LLC
Common stock, par value $0.0001 per share	THCA	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	THCAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of Material Definitive Agreement.

As previously announced, on May 17, 2022, Tuscan Holdings Corp. II (“Tuscan”), Surf Air Global Limited (“Surf Air”), Surf Air Mobility Inc., a wholly-owned subsidiary of Surf Air (“Parentco”), THCA Merger Sub Inc., a wholly-owned subsidiary of Parentco (“Merger Sub I”), and SAGL Merger Sub Limited, a wholly-owned subsidiary of Parentco (“Merger Sub II” and together with Surf Air, Parentco and Merger Sub I, the “Surf Entities”), entered into a Business Combination Agreement (“Merger Agreement”). The Merger Agreement had contemplated that Merger Sub I would merge with and into Tuscan, with Tuscan surviving, and, simultaneously therewith, Merger Sub II would merge with and into Surf Air, with Surf Air surviving (collectively, the “Mergers”), as a result of which Parentco would be the continuing public company with Tuscan and Surf Air as its wholly owned subsidiaries.

Effective as of November 14, 2022, Tuscan and Surf Air mutually agreed to terminate the Merger Agreement, pursuant to a Mutual Termination and Release Agreement (the “Termination Agreement”) by and among Tuscan, Tuscan Holdings Acquisition II LLC (“Sponsor”), Surf Air and Parentco. As consideration for the termination, if Parentco (or the surviving parent of Surf Air, if not Parentco, the “Surf Parent”) completes a Direct Listing, an IPO, a SPAC Transaction or a Sale Transaction (each as defined in the Termination Agreement) on or prior to November 14, 2025, Surf Parent will issue to Tuscan 600,000 shares of Parentco common stock (or an equivalent number of shares of common equity of the Surf Parent, if not Parentco, the “Common Stock”). In addition, as reimbursement of Tuscan’s expenses, at such time, Surf Parent will either (in Surf Air’s sole discretion) issue to Tuscan an additional 35,000 shares of Common Stock or pay to Tuscan $700,000 in cash (such shares of Common Stock, collectively, the “Shares”). The Termination Agreement obligates Surf Parent to file a registration statement covering the sale of the Shares with the SEC. The termination of the Merger Agreement became effective upon Parentco’s confidential submission on November 15, 2022 of a draft registration statement with the Securities and Exchange Commission (the “SEC”) in connection with the Direct Listing of Parentco. The Shares were included in the draft registration statement.

Under the Termination Agreement, the Tuscan parties released all claims against the Surf Air parties and certain associated persons, and the Surf Air parties released all claims against the Tuscan parties and certain associated person, arising or resulting from or relating to, directly or indirectly, the Merger Agreement, any other transaction documents, any of the transactions contemplated by the Merger Agreement or any other transaction documents, or any loans issued by Surf Air or any of its affiliates to Tuscan or any of its affiliates. The Termination Agreement also includes certain mutual indemnification obligations.

The foregoing description of the Termination Agreement is qualified in its entirety by reference to the full text of such agreement which is attached as an exhibit hereto and incorporated herein by reference.

Because Tuscan will not be able to consummate a business combination within the remaining time available to it under its amended and restated certificate of incorporation, Tuscan will now commence the process of dissolving and liquidating its assets. Additionally, the Sponsor has indicated that it does not intend to deposit the necessary funds to the trust account to extend the time to consummate a business combination for the final month of the previously obtained extension of time to consummate such a business combination. Tuscan’s warrants will expire worthless.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description
10.1	Mutual Termination and Release Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2022	TUSCAN HOLDINGS CORP. II

	By:	/s/ Stephen Vogel
Stephen Vogel
Chief Executive Officer

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